EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 27, 2009, relating to the financial statements of the Company and its subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Net 1 UEPS Technologies, Inc. for the year ended June 30, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche (South Africa)

Deloitte & Touche (South Africa)

Johannesburg, Republic of South Africa
November 9, 2009